Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

Super Micro Computer, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(r)	2,300,000 (1)	$875.00	$2,012,500,000	$147.60 per $1,000,000	$297,045.00 (2)
Fees Previously Paid	—	—	—	—		—		—
	Total Offering Amounts					$2,012,500,000		$297,045.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$297,045.00

(1)	Includes 300,000 shares of common stock issuable upon exercise of the underwriter’s option to purchase additional shares of common stock.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.